Exhibit 5.1

Thacher Proffitt & Wood LLP
1700 Pennsylvania Avenue, N.W.
Suite 800
Washington, DC 20006
(202) 347-8400
Fax: (202) 626-1930
www.tpw.com

November 30, 2007

Board of Directors

CMS Bancorp, Inc.

123 Main Street

White Plains, New York 10601

Re:	Registration Statement on Form S-8

Members of the Board:

We have acted as counsel for CMS Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (“Registration Statement”) with respect to 287,722 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be offered pursuant to the CMS Bancorp, Inc. 2007 Stock Option Plan and the CMS Bancorp, Inc. 2007 Recognition and Retention (collectively, the “Plans”).

In rendering the opinion set forth below, we do not express any opinion concerning law other than the corporate laws of the state.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plans described above and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the shares of Common Stock that are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, such shares will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of “doing business” or securities or “blue-sky” laws of any jurisdiction (except federal securities law).

Board of Directors
CMS Bancorp, Inc.
November 30, 2007	Page 2

This opinion is given solely for the benefit of the Company and purchasers of shares under the Plans, and may not be relied upon by any person or entity, nor quoted in whole or in part, or otherwise referred to in any document without our express written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm’s name therein.

Very truly yours,

/s/ THACHER PROFFITT & WOOD LLP
THACHER PROFFITT & WOOD LLP